EXHIBIT 99.12

Execution Version
(CASH ONLY)

Escrow Agreement

THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this "Agreement") is made and entered into as of the 23rd day of September, 2013.

BETWEEN

(1)
MSPEA Agriculture Holding Limited, a company with limited liability formed under the laws of the Cayman Islands, with its registered office located at 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands (“MSPEA”); and

(2)
Lead Rich International Limited, a company with limited liability formed under the laws of the British Virgin Islands, with its registered office located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the "Sponsor"); and

(3)	The Hongkong and Shanghai Banking Corporation Limited with its registered office located at 1 Queen’s Road Central, Hong Kong (the "Escrow Agent").

MSPEA, the Sponsor and the Escrow Agent are referred to individually as a "Party" and collectively as the "Parties".  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

RECITALS

(A)
WHEREAS, on or about the date hereof, Parent has entered into a certain Agreement and Plan of Merger, by and among Full Alliance International Limited (“Holdco”), Yongye International Limited (“Parent”), Yongye International Merger Sub Limited, a wholly-owned subsidiary of Parent (“Merger Sub”) and Yongye International, Inc. (the “Company”) (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as successor entity;

(B)
WHEREAS, to partially finance the Merger, on or about the date hereof, the Sponsor has entered into: (i) a Note Purchase Agreement, among Holdco, the Sponsor and Mr. Zishen Wu (with respect to Sections 9.3, 9.12 and 11.13 thereof) (the “Note Purchase Agreement”), pursuant to which the Sponsor has agreed, subject to the terms and conditions thereof, to purchase the notes described therein in connection with the Transactions in the aggregate amount of US$35,000,000 (the “Mezzanine Debt Financing”); and (ii) an Equity Commitment Letter to Holdco, pursuant to which the Sponsor has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions in such Equity Commitment Letter, equity securities of Holdco, in the aggregate amount of US$15,000,000 (the “Sponsor Equity Financing”, and together with the Mezzanine Debt Financing, the “Sponsor Financing”); and

(C)	WHEREAS, in order to facilitate the Closing under the Merger Agreement, the Sponsor agrees to deposit with the Escrow Agent cash in the amount of fifty (50) million U.S.

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Dollars (US$50,000,000), representing the amount of the Sponsor Financing (such amount, the “Escrow Amount”).

(D)	In consideration of the premises and mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1.	Definitions and Interpretation

1.1	Words importing the singular will include the plural and vice versa, words importing the masculine gender will include the feminine and neuter genders and vice versa.

1.2
Reference to persons includes, without limitation, any individual, partnership, trust, public body and any corporate or unincorporated body of persons (whether or not having a separate legal personality).

1.3	References in this Agreement to costs or charges or expenses shall include any value added tax or similar tax charged or chargeable in respect thereof.

1.4	References to documents shall be construed as references to such documents as may be amended from time to time.

1.5
"Business Day" means a day (other than a Saturday or Sunday) on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in Hong Kong and New York.

1.6	"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China.

1.7
“Insolvency Event” means the making of a bankruptcy order, the presentation of a winding-up petition which is not withdrawn or dismissed within 30 days, the making of a winding-up order or passing of a winding-up resolution, the appointment of an administrator or receiver, an insolvent reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or the occurrence of any similar or analogous insolvency event in any jurisdiction.

1.8	"Rules" means any order of a court with competent jurisdiction or any applicable laws, regulations or fiscal requirements.

1.9	Where any act is required to be performed on a particular day pursuant to this Agreement and such day is not a Business Day, such act shall be performed on the next following Business Day.

2.	Appointment of The Escrow Agent and Establishment of Escrow Account

2.1
MSPEA and the Sponsor hereby jointly and severally appoint the Escrow Agent as the escrow agent under this Agreement, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.  MSPEA and the Sponsor agree jointly and severally to bear the costs of the Escrow Agent and the cost of holding the Escrow Fund (as defined below) by the Escrow Agent for the term of this Agreement.

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2.2
The Escrow Agent shall establish an escrow account (CTLA - MSPEA Agricultural Holding Ltd & Lead Rich Intl Ltd - Escrow A/C) for the purpose of this Agreement with the account details set out on Schedule IV (the "Escrow Account").  The Escrow Account must be opened with the Escrow Agent and the Escrow Account shall be governed by the General Terms and Conditions of the Escrow Agent.  The Escrow Account shall be closed upon termination under Clause 14.

3.	Deposit of Escrow Amount

3.1
The Sponsor shall deposit the Escrow Amount (such Escrow Amount, together with all interests accrued thereon, shall hereafter be referred to as the “Escrow Fund”) in the Escrow Account held by the Escrow Agent in accordance with the terms of this Agreement. The Escrow Agent shall be under no obligation to procure such deposit, or make any enquiries in relation thereto, or to solicit any payments which may be due to it or for deposit into the Escrow Account.

3.2	The Escrow Amount shall be held in the Escrow Account bearing interest at the prevailing savings interest rate as offered by the Escrow Agent from time to time.

3.3
The Escrow Agent shall provide to MSPEA and the Sponsor monthly statements identifying transactions, transfers or holdings of all property under escrow and each such statement shall be deemed to be correct and final upon receipt of such statement by such Parties unless the Escrow Agent is notified in writing, by any such Party to the contrary within ninety (90) Business Days of the date of such statement.

3.4	Neither MSPEA nor the Sponsor shall have any entitlement (whether contractual or otherwise) to receive any Escrow Fund except in accordance with the express terms of this Agreement.

3.5
The Escrow Fund shall be for the exclusive benefit of the Sponsor and its successors and assigns, and no other person or entity shall have any right, title or interest herein, except as otherwise contemplated herein.

4.	Disbursement of the Escrow Fund

The following conditions shall dictate the disbursement of the Escrow Fund:

4.1	The Escrow Agent shall, subject to Section 14 hereof:

(a)
upon receipt of joint written notice (the "Release Notice") in the form as set out in Schedule III executed by (i) an authorised signatory of, and for and on behalf of, MSPEA, and (ii) an authorized signatory of, and for and on behalf of, the Sponsor, be entitled to conclusively rely on the Release Notice without further inquiry; and

(b)
notwithstanding any matter or thing of which the Escrow Agent may otherwise be aware of or notified by any of the other Parties, release after receipt of the Release Notice the Escrow Amount from the Escrow Account to the Paying

The Hongkong and Shanghai Banking Corporation Limited 2012

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Agent by way of telegraphic transfer in immediately available funds within one (1) Business Day from the date of receipt of the Release Notice if such notice is received by the Escrow Agent by no later than 10 a.m. (Hong Kong time). Any such action taken by the Escrow Agent in accordance with such instruction in the Release Notice shall be binding on all the other Parties.  The Escrow Agent shall disburse all interests accrued on the Escrow Amount (which, for the avoidance of doubt, shall equal to the difference between the Escrow Fund and the Escrow Amount on the date the Escrow Amount is released from the Escrow Account) to the Sponsor in accordance with wiring instructions provided to the Escrow Agent by the Sponsor.  Any such action taken by the Escrow Agent in accordance with the wiring instructions given by the Sponsor shall be binding on all the other Parties.

5.	Instructions and Communications

5.1
MSPEA and the Sponsor shall deliver to the Escrow Agent a list of authorised signatories, as set forth in the Schedule I attached to this Agreement, with respect to any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication required or permitted to be furnished to the Escrow Agent under this Agreement, and the Escrow Agent shall be entitled to rely on such list with respect to any Party until a new list is furnished by such Party to and acknowledged by the Escrow Agent. Furthermore, in the event fund transfer instructions are given, whether in writing, by facsimile or otherwise, the Escrow Agent is authorised to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule II attached to this Agreement, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated, provided however that confirmation must be received from a person or persons designated by each of MSPEA and the Sponsor. The persons and telephone numbers designated for such call-backs may be changed only by prior notice in writing actually received and acknowledged by the Escrow Agent.

5.2
When the Escrow Agent acts on any information, instructions, communications, (including, but not limited to, communications with respect to the wire transfer of funds) sent by facsimile, email or other form of electronic or data transmission from any other Party or Parties, the Escrow Agent, in the absence of gross negligence, shall not be responsible or liable in the event such communication is not an authorised or authentic communication of such other Party or Parties or is not in the form such other Party or Parties sent or intended to send (whether due to fraud, distortion or otherwise).  MSPEA and the Sponsor shall jointly and severally indemnify the Escrow Agent against any loss, liability, claim or expense (including legal fees and expenses) it may incur as a result of its acting in accordance with any such communication.

5.3
Notwithstanding anything otherwise in this Agreement, MSPEA acknowledges and agrees that the Release Notice (or any instruction to release any of the Escrow Amount) has to be received in original by the Escrow Agent before the Escrow Agent is obliged to act on any Release Notice or such instruction.

6.	Escrow Agent’s Duties and Liabilities

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6.1
The Escrow Agent shall have only those duties, obligations and responsibilities expressly referred to in this Agreement and no duties, obligations or responsibilities whatsoever shall be inferred or implied against the Escrow Agent. It is understood that the Escrow Agent’s only duties and responsibilities shall be to accept funds deposited with it in accordance with this Agreement, to hold, release and transfer the Escrow Fund or any portion thereof in accordance with this Agreement but only to the extent that such disbursement shall not cause the Escrow Account to become overdrawn.

6.2
The duties of the Escrow Agent under this Agreement are purely ministerial, administrative and non-discretionary in nature. Neither the Escrow Agent nor any of its officers, employees, or agents shall, by reason of any matter or thing contained in this Agreement, be deemed to be a trustee for or have any fiduciary relationship with any of the other Parties or any other person. Where the Escrow Agent has acted in accordance with this Agreement it shall be deemed to have acted in accordance with the written instructions of the other Parties.

6.3
During the term of this Agreement, the Escrow Agent shall have no obligation to invest or reinvest any of the Escrow Amount deposited or received under this Agreement. For the avoidance of doubt, the Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties under this Agreement.

6.4
The Escrow Agent shall not be precluded (and neither shall any director or employee of the Escrow Agent or any company or person in any other way associated with the Escrow Agent be precluded) from entering into or being otherwise interested in any banking, commercial, financial or business contacts or in any other transactions or arrangements whatsoever with any of the other Parties or any of their affiliates or associated companies.

6.5
The Escrow Agent shall not be bound or affected in any way by any agreement or contract among the other Parties and the Escrow Agent shall not be deemed to have knowledge of any provision of those documents unless the substance of such provision is explicitly set forth in this Agreement. The Escrow Agent shall not in any way be required to determine whether or not the terms and conditions of any other agreement or contract among the other Parties, have been complied with by such Parties. Further, the Escrow Agent shall not be affected with knowledge or notice of any fact or circumstance not specifically set forth in this Agreement.

6.6
The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any order, judgment, certification, demand, written notice, instruction or request furnished to it under this Agreement without being required to determine the authenticity or the correctness of any fact stated in such document or the propriety or validity of the service of such document. The Escrow Agent may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice, make any statement, or execute any document in connection with the provisions of this Agreement has been duly authorised to do so. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.

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6.7
The Escrow Agent shall not be liable or accountable for any loss or damage whatsoever to any person caused by any action taken or omitted by the Escrow Agent except to the extent that a court of competent jurisdiction determines, in a final order, judgment or decree, that the Escrow Agent’s gross negligence or wilful misconduct was the primary cause of any such loss.

6.8
The Escrow Agent may execute any of its powers and perform any of its duties under this Agreement directly or through agents or attorneys and shall not be liable for any acts or omissions of such agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

6.9
Notwithstanding any other term or provision in this Agreement to the contrary, in no event shall the Escrow Agent be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever, whether or not foreseeable, or for any loss of business, goodwill, opportunity or profit, whether arising directly or indirectly and whether or not foreseeable, even if the Escrow Agent is actually aware of or has been advised of the likelihood of such loss or damage and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract or otherwise. This paragraph shall survive the termination or expiry of this Agreement or the resignation or removal of the Escrow Agent.

6.10
The Escrow Agent may take and instruct any delegate to take any action which it in its sole discretion considers appropriate so as to comply with any applicable law, regulation, request of a public or regulatory authority or any HSBC Group policy which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. Such action may include but is not limited to the interception and investigation of transactions on the depositor’s account (particularly those involving the international transfer of funds) including the source of or the intended recipient of funds paid into or out of the Escrow Account. In certain circumstances, such action may delay or prevent the processing of any instruction under this Agreement, the settlement of transactions over the depositor’s account or the Escrow Agent's performance of its obligations under this Agreement. Where possible, the Escrow Agent will endeavour to notify the depositor of the existence of such circumstances. Neither the Escrow Agent nor any delegate will be liable for any loss (whether direct or consequential and including, without limitation, loss of profit or interest) caused in whole or in part by any actions which are taken by the Escrow Agent or any delegate pursuant to this clause. For the purposes of this Agreement, "HSBC Group" means HSBC Holdings plc., its subsidiaries and associated companies and any of their successors or assigns.

6.11
The Parties irrevocably authorise the Escrow Agent and its affiliated entities, without further notice to or consent from any of the Parties, to make the required disclosure of information relating to any of the Parties, any relevant underlying beneficiaries and/or the Escrow Account and/or Escrow Fund to (i) any proposed

The Hongkong and Shanghai Banking Corporation Limited 2012

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successor escrow agent; (ii) any of their respective auditors or legal advisers, (iii) to any party that, in the Escrow Agent’s opinion, is necessary or desirable for the Escrow Agent to perform its duties and to exercise its powers and rights hereunder, and (iii) any relevant authorities or regulators or as otherwise required by any of the Rules.

6.12
Each of MSPEA and the Sponsor hereby unconditionally and irrevocably covenants and undertakes jointly and severally to keep each of the Escrow Agent and all of its respective officers, employees and agents (each an "indemnified party") indemnified in full at all times against all losses, liabilities, actions, proceedings, claims, demands, damages, costs, expenses, taxes and disbursements (the "Losses") which may be incurred, suffered or brought against such indemnified party including the fees and disbursements under this Agreement, as a result of or in connection with directly or indirectly their appointment or involvement under this Agreement or the exercise of any of their powers or duties under this Agreement or any acts taken by such indemnified party in accordance with the terms of this Agreement or any acts taken by such indemnified party in accordance with its usual practice, provided that this indemnity shall not apply in respect of an indemnified party to the extent but only to the extent that a court of competent jurisdiction determines, in a final order, judgment or decree, that any such Losses incurred or suffered by or brought against such indemnified party arise directly from the fraud, wilful misconduct or gross negligence of such indemnified party. The Parties acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

6.13
Notwithstanding anything to the contrary in this Agreement, the Escrow Agent shall not in any event be liable for any failure or delay in the performance of its obligations under this Agreement if it is prevented from so performing its obligations by any existing or future law, order or regulation of a governmental, supranational or regulatory body, regulation of the banking or securities industry, any existing or future act of governmental authority, Act of God, flood, war (whether declared or undeclared), terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any telecommunication or money transmission system or any reason which is beyond the control of the Escrow Agent.

6.14
The Escrow Agent is entitled to take any action or to refuse to take any action which the Escrow Agent, in its absolute discretion, regards as necessary for the Escrow Agent to comply with the Rules.  Each of MSPEA and the Sponsor agrees when instructing the Escrow Agent to adhere to the Rules as required by the Escrow Agent to enable the Escrow Agent to fulfil the obligations imposed on the Escrow Agent by the Rules.

6.15	The Escrow Agent shall be entitled to deal with money paid to it for the purposes of this Agreement in the same manner as other money paid to a banker by its customers.

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7.	Parties' Representations, Warranties and Undertakings

7.1	Each of MSPEA and the Sponsor hereby represents, warrants and undertakes (as the case may be) to the Escrow Agent on a continuing basis that:

(a)	it is duly incorporated, established or constituted (as the case may be) and validly existing under the laws of its jurisdiction of incorporation, establishment or constitution (as the case may be);

(b)	it is duly authorised and has taken all necessary action to allow it to enter into and perform this Agreement and the transactions contemplated under this Agreement;

(c)
it has obtained all authorisations of any governmental authority or regulatory body required in relation to it in connection with this Agreement and such authorisations remain in full force and effect; and

(d)
the execution, delivery and performance of and the transactions to be effected under this Agreement will not violate (i) any law or regulation applicable to it,  (ii) its constitutional documents, or (iii) any agreement by which it is bound or by which any of its assets are affected.

7.2
The representations and warranties set out in Clause 7.1 shall survive the signing and delivery of this Agreement and MSPEA and the Sponsor will each be deemed to repeat them each time property is deposited with the Escrow Agent and each time instructions are given and acted upon.

8.	Fees and Expenses

8.1
MSPEA and the Sponsor agree jointly and severally to pay the Escrow Agent for its services under this Agreement at the amount and in the manner stipulated in a fee schedule dated __________, 2013 attached to this Agreement.  MSPEA and the Sponsor shall in addition jointly and severally reimburse the Escrow Agent upon request for all expenses or disbursements, including but not limited to counsel’s fees, incurred or made by it in connection with the preparation, execution, delivery, modification and termination of this Agreement and performance of its duties and obligations under this Agreement.  In addition to any lien or other rights to which the Escrow Agent may be entitled under any applicable law, the Escrow Agent shall have a general lien and/or a right of set-off over the Escrow Amount in respect of all sums properly due and payable to it by the other Parties (whether actual or contingent) under the terms of this Escrow Agreement. The Escrow Agent shall not be required to make final distribution of the remaining balance of the Escrow Fund until all its outstanding fees and expenses have been paid.  Any fees or expenses not paid as provided prior to termination of this Agreement shall constitute a charge on the remaining balance of the Escrow Fund.  The obligations contained in this Clause 8.1 shall survive the termination of this Agreement and the resignation, replacement or removal of the Escrow Agent. If any Party fails to make any payment due to the Escrow Agent hereunder on the due date for payment, interest on the unpaid amount shall accrue

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daily from the due date to the date of actual payment at a rate equal to the cost of funds of the Escrow Agent plus 3% per annum.

8.2
The fees and expenses will be payable within 10 Business Days from the date an invoice is sent and may be automatically debited to the Cash Account if unpaid within 10 Business Days of the date of the invoice.

8.3
On termination pursuant to Clause 14.1 or Clause 14.2 or resignation pursuant to Clause 14.4, the Escrow Agent shall have the right to withhold from the Escrow Account an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses that the Escrow Agent reasonably believes it may incur in connection with the termination of, or its resignation as Escrow Agent under, this Agreement.

9.	Conflicts and Disputes

9.1
In the event of any inconsistency or conflict between the provisions of this Agreement and any other agreement or contract among MSPEA and the Sponsor, this Agreement shall, as between the Escrow Agent, MSPEA and the Sponsor, prevail.

9.2
In the event of any ambiguity or uncertainty under this Agreement or in any notice, instruction or other communication received by the Escrow Agent under this Agreement, the Escrow Agent may, in its sole discretion, refrain from taking any action other than to retain possession of all property held in escrow, unless the Escrow Agent receives written instructions, signed by MSPEA and the Sponsor, which eliminates such ambiguity or uncertainty.

9.3
In the event of any dispute or conflicting claims with respect to any property held in escrow, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such property held in escrow so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to any other Party or any other person or entity for failure or refusal to comply with such disputed or conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or disputed claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in writing that is satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security and/or indemnity and/or pre-funding satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. Any court order, judgment or decree shall be accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Escrow Agent, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been filed with such court. The Escrow Agent shall act on such court order and legal opinions without further question and shall have no liability to any person for so acting. The Escrow Agent may, in addition,

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elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including counsel’s fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, MSPEA and the Sponsor.

10.	Notices

10.1
Any notice, request, instruction, correspondence or other document to be given under this Agreement by any Party to any other Party (collectively referred to as the “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by facsimile, as follows:

(a)	If to the Escrow Agent, addressed it to:

The Hongkong and Shanghai Banking Corporation Limited
Level 30, HSBC Main Building
1 Queen’s Road Central
Hong Kong
	Attention:	Corporate Trust and Loan Agency
	Fax:	852-2801 5586

(b)	If to MSPEA, addressed it to:

190 Elgin Avenue, George Town
Grand Cayman, KY1-9005
Cayman Islands
	Attention:	Keisha Anglin
	Fax:	+1 345 945 4757

with a copy to (which shall not constitute notice):

40th Floor, International Commerce Centre
1 Austin Road West
Kowloon, Hong Kong
	Attention:	Ong Ling Wei / Peter Lui
	Facsimile:	+852 3407-5649

(c)	If to the Sponsor, addressed it to:

Lead Rich International Limited
c/o Interglobe Corporate Solutions Ltd.
26/F, Beautiful Group Tower
77 Connaught Road, Central
Hong Kong
	Attention:	Liu Peng
	Fax:	+852 3585 6021

with a copy to (which shall not constitute notice):

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Weil, Gotshal & Manges LLP
29/F Alexandra House
18 Chater Road
Central, Hong Kong
Attention:	Akiko Mikumo
Fax:	+852 3015 9354

10.2
Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

11.	Governing Law; Settlement of Disputes

11.1	The provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of Hong Kong SAR.

11.2	Any dispute, controversy or claim related to this Agreement shall be resolved by the Courts of Hong Kong SAR.

11.3	For the benefit of the Escrow Agent, each Client irrevocably agrees:

(a)
to waive any sovereign or other immunity to which it or its assets may now or hereafter be entitled, and any objection which it may now or hereafter have to the laying of the venue of any proceedings in such courts and any claim that such proceedings have been brought in an inconvenient or inappropriate jurisdiction or forum; and

(b)
that it will raise no objection to or take any other step to prevent or obstruct the enforcement in the courts of another jurisdiction of a judgment in any proceedings brought in the courts of Hong Kong SAR.

12.	Assignment

12.1
Except as otherwise expressly provided in this Agreement, neither MSPEA nor the Sponsor shall assign, encumber, dispose of or otherwise transfer its rights under this Agreement or purport to transfer any burden imposed on it under this Agreement without the prior written consent of the other Party and the Escrow Agent.

12.2
Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Agreement without further act of any Parties.

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13.	Severability

If one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement, and the remaining provisions of this Agreement shall be given full force and effect.

14.	Termination

14.1
This Agreement shall terminate on the first to occur of:  (a) the disbursement of the Escrow Fund by the Escrow Agent as provided herein; (b) receipt by the Escrow Agent of written notice from MSPEA and the Sponsor following the termination of the Merger Agreement in accordance with the terms thereof; and (c) 12:00 noon (Hong Kong time) on March 23, 2014 (the “Outside Termination Date”), which Outside Termination Date shall be extended to June 23, 2014 upon receipt by the Escrow Agent prior to March 23, 2014 of written notice with respect to such extension jointly executed by MSPEA and the Sponsor.

14.2
A Party may terminate this Agreement with immediate effect by giving Notice to a Party (the “Defaulting Party”) copying in the other Party should an Insolvency Event has occurred in relation to the Defaulting Party.

14.3	Each party shall immediately notify the other parties on becoming aware that it is or may become subject to an Insolvency Event.

14.4
Subject to Clause 8, if there shall remain a balance amount in the Escrow Account of the entire or part of the Escrow Fund on termination of this Agreement, the Escrow Agent shall, within one (1) Business Day after such termination, release such balance amount to the Sponsor by way of telegraphic transfer to the Sponsor’s designated bank account.  Upon such release, the Escrow Agent shall be released and discharged of all its duties and obligations under this Agreement.

14.5
The Escrow Agent may resign and be discharged from its duties or obligations under this Agreement at any time (i) by giving not less than ten (10) days prior notice in writing of such resignation to the other Parties specifying a date when such resignation shall take effect or (ii) upon notice to the other Parties with immediate effect in order to comply with law or regulation. The Escrow Agent, upon its resignation, shall deliver the Escrow Fund or the remaining balance thereof, pursuant to the joint written instructions of MSPEA and the Sponsor, which shall specify the successor escrow agent.  If MSPEA and the Sponsor are unable to agree upon a successor escrow agent within thirty (30) days after such notice, the Escrow Agent may, in its sole discretion, deliver the Escrow Fund or the remaining balance thereof to the Sponsor or may apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief.  The costs and expenses incurred by the Escrow Agent in connection with such proceeding shall be paid by MSPEA and the Sponsor, as a joint and several obligation.  Upon its resignation and delivery of the Escrow Fund or any remaining balance thereof, as set out in this clause, the Escrow Agent

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shall be released and discharged from any and all further obligations arising in connection with the Escrow Fund or this Agreement.

14.6
Termination under this Clause will be without prejudice to the completion of transactions entered into prior to termination.  In particular fees and expenses will be calculated up to the date on which the Escrow Agent no longer holds any balance amount in the Escrow Account.  All remedies under this Agreement shall survive the termination of this Agreement.

14.7
Upon termination of this Escrow Agreement, the sole responsibility of the Escrow Agent shall be to keep safely the Escrow Fund or the remaining balance thereof and to deliver the same in accordance with the terms of this Agreement.

15.	Instruction in the Event of Insolvency

Where an Insolvency Event occurs in relation to MSPEA or the Sponsor, such Party shall ensure new authorised signatories are appointed to give instructions where relevant.  For the avoidance of doubt where there is no authorized representatives, the Escrow Agent will have sole discretion without liability (except where prevented by law) over whether to act on any instruction.

16.	Miscellaneous

16.1	The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.2
This Agreement and any document to be provided under this Agreement may be executed in four (4) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

16.3
The terms and provisions of this Agreement, constitute the entire agreement among the Parties in respect of the subject matter of this Agreement, and neither (i) MSPEA and the Sponsor on the one hand nor (ii) the Escrow Agent on the other has relied on any representations or agreements of the other, except as specifically set forth in this Agreement.

16.4	This Agreement or any provisions of this Agreement may be amended, modified, waived or terminated only by written agreement duly signed by all the Parties.

16.5
This Agreement shall inure to the benefits of, and be binding upon, the Parties and their respective heirs, devisees, executors, administrators, personal representatives, successors, trustees, receivers and permitted assignees. This Agreement is for the sole and exclusive benefit of the Parties, and nothing in this Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other person any rights, remedies or any other type or types of benefits.

16.6
The rights and remedies conferred upon the Parties shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy

The Hongkong and Shanghai Banking Corporation Limited 2012

Execution Version
(CASH ONLY)

under this Agreement shall not preclude the subsequent exercise of such right or remedy

16.7
No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions The Hongkong and Shanghai Banking Corporation Limited or any of its affiliates by name or the rights, powers, or duties of the Escrow Agent under this Escrow Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

The Hongkong and Shanghai Banking Corporation Limited 2012

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SIGNED by Samantha Jennifer Cooper)	/s/ Samantha Jennifer Cooper
Director )

for and on behalf of )
MSPEA AGRICULTURE )
HOLDING LIMITED )
in the presence of : )

SIGNED by Peng Liu )	/s/ Peng Liu
Director )

for and on behalf of )	/s/ Roger Gao
LEAD RICH INTERNATIONAL )
LIMITED )
in the presence of : Roger Gao )

SIGNED by Debbie H Y Leung )	/s/ Debbie H Y Leung
)
Corporate Trust and Loan Agency )

for and on behalf of )
THE HONGKONG AND )
SHANGHAI BANKING )
CORPORATION LIMITED )
in the presence of : )

[Signature Page to Escrow Agreement]

Schedule I

LIST OF AUTHORISED SIGNATORIES

MSPEA Agriculture Holding Limited:

Name:	Samantha Jennifer Cooper	Specimen Signature:	/s/ Samantha Jennifer Cooper
Title:	Director

Lead Rich International Limited:

Name:	Peng Liu	Specimen Signature:	/s/ Peng Liu
Title:	Director

Schedule II
PAYMENT ORDER CALL BACK AUTHORISATION FORM

Account Name:	CTLA – MSPEA Agricultural Holding Ltd & Lead Rich Intl Ltd – Escrow A/C

Account Number(s):	[REDACTED]

By signing this form, MSPEA Agriculture Holding Limited authorises the Authorised Contacts listed below to be the contacts for the payment authorisation call back process with HSBC.

MSPEA AGRICULTURE HOLDING LIMITED

By:	/s/ Samantha Jennifer Cooper
Name:	Samantha Jennifer Cooper
Title:	Director
Date:	September 23, 2013

AUTHORISED CONTACTS

Name	Email Address	Phone Number

Tao Sun	tao.sun@morganstanley.com	(852) 2848-7194

PAYMENT ORDER CALL BACK AUTHORISATION FORM

Account Name:	CTLA – MSPEA Agricultural Holding Ltd & Lead Rich Intl Ltd – Escrow A/C

Account Number(s):	[REDACTED]

By signing this form, Lead Rich International Limited authorises the Authorised Contacts listed below to be the contacts for the payment authorisation call back process with HSBC.

LEAD RICH INTERNATIONAL LIMITED

By:	/s/ Peng Liu
Name:	Peng Liu
Title:	Director
Date:	September 23, 2013

AUTHORISED CONTACTS

Name	Email Address	Phone Number

Peng Liu	liupeng0755@139.com	+86 139-2384-5627

Schedule III

FORM OF RELEASE NOTICE

Reference is made to that certain Escrow Agreement, dated as of ________, 2013, by and among Lead Rich International Limited (the “Sponsor”), a company with limited liability formed under the laws of the British Virgin Islands, MSPEA Agriculture Holding Limited, a company with limited liability formed under the laws of the Cayman Islands (“MSPEA”) and The Hongkong and Shanghai Banking Corporation Limited, as escrow agent (the “Escrow Agent”) (the “Escrow Agreement”).  Terms used but not defined herein shall have the meanings assigned to them by the Escrow Agreement.

In accordance with Section 4 of the Escrow Agreement, the undersigned hereby authorize and instruct the Escrow Agent to disburse cash in the amount of US$50,000,000 from the Escrow Account to ______________________________ (the “Paying Agent”) in accordance with wiring instructions provided to the Escrow Agent by the Paying Agent as follows:

Correspondent Bank
Swift Code

Beneficiary Bank Name
Swift Code

Beneficiary Name
Account No
Beneficiary Address

Payment Reference

MSPEA AGRICULTURE HOLDING LIMITED

By:
Name:	Samantha Jennifer Cooper
Title:	Director

By:
Name:	Peng Liu
Title:	Director